Filed Pursuant to Rule 433

Registration No. 333-132911

Subject to Completion

Preliminary Term Sheet dated June 28, 2007

$ Accelerated Return Notes	Expected Pricing Date*	August , 2007
Linked to the PHLX Oil Service SectorSM Index Due	Settlement Date*	August , 2007
October , 2008	Maturity Date*	October , 2008
Preliminary Term Sheet	CUSIP No.

Merrill Lynch & Co., Inc.

•   3-to-1 upside exposure, subject to a cap of 22%–26%

•   A maturity of approximately 14 months

•   1-to-1 downside exposure, with no downside limit

•   Application made to list on AMEX under the symbol “PIP”

The Notes will have the terms specified in this preliminary term sheet as supplemented by the documents indicated herein under “Additional Note Terms” (together the “Note Prospectus”). Investing in the Notes involves a number of risks. See “ Risk Factors” beginning on page TS-5 of this term sheet and on page PS-4 of product supplement ARN-1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$
Underwriting discount	$.20	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.80	$

*Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be in July or August, the settlement date may occur in July or August and the maturity date may occur in September or October. Any reference in this term sheet to the month in which the settlement date or maturity date will occur is subject to change as specified above.

“Accelerated Return NotesSM” is a service mark of Merrill Lynch & Co., Inc.

“PHLX Oil Service SectorSM” and “OSXSM” are service marks of the Philadelphia Stock Exchange, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Merrill Lynch & Co., Inc. is an authorized sublicensee.

Merrill Lynch & Co.

August     , 2007

Summary

The Accelerated Return NotesSM Linked to the PHLX Oil Service SectorSM Index (Bloomberg Symbol “OSX <Index>”) due October     , 2008 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. that provide a leveraged return for investors, subject to a cap, if the level of the PHLX Oil Service Sector Index (the “Index”) increases moderately from the Starting Value of the Index on the Pricing Date to the Ending Value of the Index determined on valuation dates shortly prior to the Maturity Date of the Notes. Investors must be willing to forego interest payments on the Notes and willing to accept a repayment that is capped and that may be less, and potentially significantly less, than the original public offering price of the Notes.

Accelerated Return Notes	TS-2

Hypothetical Payout Profile

This table reflects the hypothetical returns on the Notes, assuming a Capped Value of 24.0%, the midpoint of the range of 22.0% and 26.0%. The red line reflects the hypothetical returns on the Notes, while the blue line reflects the return of an investment in the Index.

This table has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value, Capped Value and the term of your investment.

Hypothetical Payments at Maturity

Examples

Set forth below are three examples of payment at maturity calculations, assuming a hypothetical Starting Value of 260.58, the level of the Index on June 26, 2007, and a Capped Value of $12.40, the midpoint of the range of $12.20 and $12.60.

Example 1—The hypothetical Ending Value is 80% of the hypothetical Starting Value:

Hypothetical Starting Value: 260.58 Hypothetical Ending Value: 208.46

$10 ×	(208.48 260.58)	= $8.00

Payment at maturity (per unit) = $8.00

Example 2—The hypothetical Ending Value is 103% of the hypothetical Starting Value:

Hypothetical Starting Value: 260.58 Hypothetical Ending Value: 268.40

$10 +	($30 ×	(268.40 - 260.58 260.58))	= $10.90

Payment at maturity (per unit) = $10.90

Example 3—The hypothetical Ending Value is 140% of the hypothetical Starting Value:

Hypothetical Starting Value: 260.58 Hypothetical Ending Value: 364.81

$10 +	($30 ×	(364.81 - 260.58 260.58))	= $22.00

Payment at maturity (per unit) = $12.40 (Payment at maturity cannot be greater than the Capped Value)

Accelerated Return Notes	TS-3

The following table illustrates, for a hypothetical Starting Value of 260.58 (the closing level of the Index as obtained from Bloomberg page OSX <Index> on June 26, 2007) and a range of hypothetical Ending Values of the Index:

•	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;
•	the total amount payable on the maturity date per unit;
•	the total rate of return to holders of the Notes;
•	the pretax annualized rate of return to holders of the Notes; and
•	the pretax annualized rate of return of an investment in the stocks included in the Index, which includes an assumed aggregate dividend yield of 0.423% per annum, as more fully described below.

        The table below assumes a Capped Value of $12.40, the midpoint of the range of $12.20 and $12.60.

Hypothetical Ending Value	Percentage change from the hypothetical Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per unit	Total rate of return on the Notes	Pretax annualized rate of return on the Notes (1)	Pretax annualized rate of return of the stocks included in the Index (1)(2)
130.29	-50.00%	5.00	-50.00%	-51.28%	-50.78%
156.35	-40.00%	6.00	-40.00%	-39.23%	-38.75%
182.41	-30.00%	7.00	-30.00%	-28.28%	-27.82%
208.46	-20.00%	8.00	-20.00%	-18.19%	-17.75%
234.52	-10.00%	9.00	-10.00%	-8.81%	-8.37%
239.73	-8.00%	9.20	-8.00%	-7.00%	-6.57%
244.95	-6.00%	9.40	-6.00%	-5.22%	-4.79%
250.16	-4.00%	9.60	-4.00%	-3.46%	-3.03%
255.37	-2.00%	9.80	-2.00%	-1.72%	-1.29%
260.58(3)	0.00%	10.00	0.00%	0.00%	0.42%
265.79	2.00%	10.60	6.00%	5.04%	2.12%
271.00	4.00%	11.20	12.00%	9.93%	3.80%
276.21	6.00%	11.80	18.00%	14.66%	5.46%
281.43	8.00%	12.40(4)	24.00%	19.26%	7.11%
286.64	10.00%	12.40	24.00%	19.26%	8.73%
312.70	20.00%	12.40	24.00%	19.26%	16.62%
338.75	30.00%	12.40	24.00%	19.26%	24.14%

(1)	The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from June 27, 2007 to August 27, 2008, a term expected to be equal to that of the Notes.

(2)	This rate of return assumes:

(a)	a percentage change in the aggregate price of the stocks included in the Index that equals the percentage change in the Index from the hypothetical Starting Value to the relevant hypothetical Ending Value;

(b)	a constant dividend yield of 0.423% per annum, paid quarterly from the date of initial delivery of the Notes, applied to the level of the Index at the end of each quarter assuming this value increases or decreases linearly from the hypothetical Starting Value to the applicable hypothetical Ending Value; and

(c)	no transaction fees or expenses.

(3)	This is the hypothetical Starting Value, the closing level of the Index on June 26, 2007. The actual Starting Value will be determined on the Pricing Date and will be set forth in the final term sheet made available in connection with sales of the Notes.

(4)	The total amount payable on the maturity date per unit of the Notes cannot exceed $12.40 (the midpoint of the range of $12.20 and $12.60).

The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Starting Value, Ending Value, Capped Value and term of your investment.

Accelerated Return Notes	TS-4

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Note Terms”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

•	Your investment may result in a loss.

•	Your yield may be lower than the yield on other debt securities of comparable maturity.

•	You must rely on your own evaluations regarding the merits of an investment linked to the Index.

•	Your return will not reflect dividends on the stocks included in the Index.

•	Your return is limited and may not reflect the return on a direct investment in the stocks included in the Index.

•	There may be an uncertain trading market for the Notes and the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors, including our costs of developing, hedging and distributing the Notes.

•	The publisher of the Index may adjust the Index in a way that affects its level, and such publisher has no obligation to consider your interests.

•	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

•	Purchases and sales by us and our affiliates may affect your return.

•	Potential conflicts of interest could arise.

•	Tax consequences are uncertain.

Additional Risk Factors

Investments related to the oil services industry may be highly volatile. Oil service company stock prices have been and will likely continue to be extremely volatile. Oil service companies stock prices could be subject to wide fluctuations in response to a variety of factors, including: the ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels and pricing, the level of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions. Price volatility of the Underlying Stocks may adversely affect the level of the Index and consequently the trading value of your Notes.

The Index is not necessarily representative of the oil service industry. While the Underlying Stocks comprising the Index are common stocks of companies generally considered to be involved in various segments of the oil service industry, the Underlying Stocks and the Index may not necessarily follow the price movements of the entire oil service industry generally. If the Underlying Stocks decline in value, the Index will decline in value even if common stock prices in the oil service industry generally increase in value.

The level of the Index will be obtained from Bloomberg, and not from any other source. While the level of the Index may be obtained from several sources, the level of the Index relevant to the Starting Value, Ending Value and the calculation of the value of the Notes at any given point over the term of the Notes will be the level as reported by Bloomberg on page OSX <Index>.

Investor Considerations

You may wish to consider an investment in the Notes if:	The Notes may not be appropriate investments for you if:

•         You anticipate that the Index will appreciate moderately from the Starting Value to the Ending Value.

•         You accept that your investment may result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.

•         You accept that the return on the Notes will not exceed the Capped Value.

•         You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•         You want exposure to the Index with no expectation of dividends or other benefits of owning the underlying securities.

•         You are willing to accept that there is no assurance that the Notes will be listed on AMEX and that any listing will not ensure that a trading market will develop for the Notes or that there will be liquidity in the trading market.

•         You anticipate that the Index will depreciate from the Starting Value to the Ending Value or that the Index will not appreciate sufficiently over the term of the Notes to provide you with your desired return.

•         You are seeking principal protection or preservation of capital.

•         You seek a return on your investment that will not be capped at a percentage that will be between 22.0% and 26.0%.

•         You seek interest payments or other current income on your investment.

•         You want to receive dividends paid on the stocks included in the Index.

•         You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Accelerated Return Notes	TS-5

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Accelerated Return Notes	TS-6

The Index

PHLX Oil Services SectorSM Index

All disclosure contained in this pricing supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information prepared by PHLX. ML&Co. and MLPF&S have not independently verified the accuracy or completeness of that information.

The Index is designed to measure the performance of oil service companies whose primary lines of business are oil drilling and production services, oil field equipment, support services and geophysical/reservoir services (the “Underlying Stocks”). The Index (Bloomberg symbol “OSX <Index>”) is published by PHLX. The initial value of the Index was set at 75 on December 31, 1996. Options commenced trading on the Index on February 24, 2007. The following is a current list of companies included in the Index and their trading symbols: Baker Hughes Inc (BHI); BJ Services Co (BJS); Cameron International Corp (CAM); Global Industries Ltd (GLBL); Globalsantafe Corp (GSF); Halliburton Co (HAL); Nabors Industries Ltd (NBR); National Oilwell Varco Inc (NOV); Noble Corporation (NE); Rowan Companies, Inc (RDC); Schlumberger Limited (SLB); Smith International Inc (SII); Tidewater Inc (TDW); Transocean Inc (RIG); and Weatherford International Inc. Ltd (WFT). We have provided a brief description of each of the companies included in the Index and their corresponding historical price information in Annex A of this pricing supplement.

As a price-weighted index, the Index is calculated by adding the prices of the Underlying Stocks and dividing by a base market divisor (the “Base Market Divisor”), without taking into account market capitalization. The Index is not adjusted to take account of changes in the weightings of Underlying Stocks. Therefore, movements in Underlying Stocks with higher prices relative to other Underlying Stocks will exert a greater influence on the level of the Index.

Although the Index is not adjusted to account for movements in the Underlying Stocks, the Base Market Divisor may be adjusted from time to time as the companies comprising the Index issue additional stock or merge. In addition, the Base Market Divisor may be adjusted to account for companies that are removed from the Index because they are no longer involved in the oil service industry.

The PHLX is under no obligation to continue the calculation and dissemination of the Index. The Notes are not sponsored, endorsed, sold or promoted by the PHLX. No inference should be drawn from the information contained in this pricing supplement that the PHLX makes any representation or warranty, implied or express, to ML&Co., the holder of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Notes to track general stock market performance. The PHLX has no obligation to take the needs of ML&Co. or the holder of the Notes into consideration in determining, composing or calculating the Index. The PHLX is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be settled in cash. The PHLX has no obligation or liability in connection with the administration or marketing of the Notes.

None of ML&Co., the Calculation Agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

Accelerated Return Notes	TS-7

Historical data on the Index

The following graph sets forth the historical performance of the Index (as obtained from Bloomberg) in the period from January 2002 through May 2007. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the value of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On June 26, 2007, the closing level of the Index was 260.58.

Accelerated Return Notes	TS-8

License Agreement

The PHLX and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the PHLX Oil Service SectorSM Index, which is owned and published by the PHLX, in connection with certain securities, including the Notes. ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between PHLX and MLPF&S provides that the following language must be stated in this pricing supplement:

“PHLX Oil Service SectorSM Index (OSXSM) (“Index”) is not sponsored, endorsed, sold or promoted by Philadelphia Stock Exchange, Inc. (“PHLX”). PHLX makes no representation or warranty, express or implied, to the owners of the Index or any member of the public regarding the advisability of investing in the Notes generally or in the Index particularly or the ability of the Index to track market performance. PHLX’s only relationship to ML&Co. is the licensing of certain names and marks and of the Index, which is determined, composed and calculated without regard to ML&Co. PHLX has no obligation to take the needs of the ML&Co. or the owners of the Index into consideration in determining, composing or calculating the Index. PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the Index. PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the Index.

PHLX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PHLX OIL SERVICE SECTORSM INDEX (OSXSM) (“INDEX”) OR ANY DATA INCLUDED THEREIN. PHLX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., OWNERS OF THE INDEX, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. PHLX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL PHLX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

Accelerated Return Notes	TS-9

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety to the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement ARN-1 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes.

General. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Payment on the Maturity Date. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Index, upon the receipt of cash on the maturity date of the Notes, a U.S. Holder (as defined in the accompanying product supplement ARN-1) will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will equal the amount paid by the U.S. Holder to purchase the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the maturity date.

Sale or Exchange of the Notes. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Index, upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or exchange and such U.S. Holder’s tax basis in the Note so sold or exchanged. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the date of such sale or exchange.

Circular 230 Legend. The foregoing discussion of United States federal income tax matters contained in this term sheet (a) was not intended or written to be legal or tax advice to any person and was not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding any tax-related penalties that may be imposed on such person, and (b) was written to support the promotion or marketing of the Notes by Merrill Lynch. Each person considering an investment in the Notes should seek advice based on its particular circumstances from an independent tax advisor.

Notwithstanding anything to the contrary contained herein, each prospective investor (and each employee, representative, or other agent of each prospective investor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Notes and all materials of any kind that are provided to the prospective investor relating to such tax treatment and tax structure (as such terms are defined in Treasury Regulation Section 1.6011-4). This authorization of tax disclosure is retroactively effective to the commencement of discussions between Merrill Lynch or its representatives and each prospective investor regarding an investment in the Notes.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes.

Experts

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this term sheet by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) expressed an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) expressed an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 30, 2007 (which report included an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Accelerated Return Notes	TS-10

Additional Note Terms

You should read this preliminary term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Product supplement ARN-1 dated June 6, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507130792/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term preliminary sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Accelerated Return Notes	TS-11

ANNEX A

This annex contains tables which provide a brief synopsis of the business of each of the Underlying Stocks as well as the split-adjusted month-end closing market prices for each Underlying Stock in each month from January 2002 through May 2007 (or from the first month-end for which that data is available). The historical prices of the Underlying Stocks are not indicative of the future performance of the Underlying Stocks or the Index. The following information, with respect to the business of each company issuing an Underlying Stock, has been derived from publicly available documents published by that company. We make no representation or warranty as to the accuracy or completeness of the following information. Because the common stock of each of those companies is registered under the Securities Exchange Act of 1934, those companies are required to file periodically financial and other information specified by the Securities and Exchange Commission (the “SEC”). For more information about those companies, information provided to or filed with the SEC by those companies can be inspected at the SEC’s public reference facilities or accessed through the SEC’s website at http://www.sec.gov.

BAKER HUGHES INC

Baker Hughes Incorporated is a Delaware corporation engaged in the oilfield services industry. Baker Hughes is a supplier of products and technology services and systems to the worldwide oil and natural gas industry, including products and services for drilling, formation evaluation, completion and production of oil and natural gas wells. Baker Hughes may conduct its operations through subsidiaries, affiliates, ventures and alliances.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	35.20	January	30.26	January	35.08	January	43.30	January	77.44	January	69.03
February	35.31	February	31.02	February	37.62	February	47.28	February	67.97	February	65.11
March	38.25	March	29.93	March	36.48	March	44.49	March	68.40	March	66.13
April	37.68	April	28.00	April	36.68	April	44.12	April	80.83	April	80.39
May	36.65	May	33.05	May	34.03	May	46.19	May	86.30	May	82.48
June	33.29	June	33.57	June	37.65	June	51.16	June	81.85
July	26.80	July	31.41	July	40.30	July	56.54	July	79.95
August	27.50	August	33.46	August	39.33	August	58.75	August	71.18
September	29.03	September	29.59	September	43.72	September	59.68	September	68.20
October	29.05	October	28.26	October	42.83	October	54.96	October	69.05
November	32.74	November	28.86	November	44.33	November	57.35	November	73.43
December	32.19	December	32.16	December	42.67	December	60.78	December	74.66

BJ SERVICES CO

BJ Services Company is a provider of pressure pumping and oilfield services for the petroleum industry. Pressure pumping services consist of cementing and stimulation services used in the completion of new oil and natural gas wells and in remedial work on existing wells, both onshore and offshore. Oilfield services include completion tools, completion fluids, casing and tubular services, production chemical services, and precommissioning, maintenance and turnaround services in the pipeline and process business, including pipeline inspection.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	15.50	January	15.29	January	19.57	January	24.03	January	40.49	January	27.66
February	16.58	February	17.19	February	21.65	February	24.98	February	31.31	February	26.79
March	17.24	March	17.20	March	21.64	March	25.94	March	34.60	March	27.90
April	18.37	April	18.26	April	22.25	April	24.38	April	38.05	April	28.66
May	18.76	May	20.36	May	20.95	May	25.18	May	36.65	May	29.33
June	16.94	June	18.68	June	22.92	June	26.24	June	37.26
July	15.95	July	17.13	July	24.83	July	30.50	July	36.27
August	15.25	August	18.69	August	24.03	August	31.54	August	34.31
September	13.00	September	17.09	September	26.21	September	35.99	September	30.13
October	15.17	October	16.41	October	25.50	October	34.75	October	30.16
November	16.73	November	15.95	November	25.34	November	36.65	November	33.77
December	16.16	December	17.95	December	23.27	December	36.67	December	29.32

Accelerated Return Notes	TS-12

CAMERON INTERNATIONAL CORP

Cameron is an international manufacturer of oil and gas pressure control and separation equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications and provides oil and gas separation, metering and flow measurement equipment.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	21.27	January	24.24	January	20.85	January	28.21	January	48.39	January	52.50
February	22.45	February	26.00	February	22.11	February	28.85	February	40.50	February	56.69
March	25.56	March	24.76	March	22.03	March	28.61	March	44.08	March	62.79
April	27.42	April	23.93	April	24.18	April	27.47	April	50.24	April	64.57
May	28.14	May	27.30	May	23.19	May	29.56	May	46.90	May	70.90
June	24.21	June	25.19	June	24.35	June	31.03	June	47.77
July	21.50	July	23.91	July	25.55	July	35.49	July	50.41
August	22.42	August	24.28	August	25.47	August	36.08	August	47.91
September	20.88	September	23.11	September	27.42	September	36.97	September	48.31
October	23.31	October	21.41	October	24.18	October	36.87	October	50.10
November	25.63	November	21.71	November	26.10	November	39.82	November	54.32
December	24.91	December	23.30	December	26.91	December	41.40	December	53.05

GLOBAL INDUSTRIES LTD

Global Industries Ltd provides construction services including pipeline construction, platform installation and removal, diving services, and construction support to the offshore oil and gas industry in the United States Gulf of Mexico and in selected international areas.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	8.42	January	3.70	January	5.02	January	8.07	January	14.00	January	13.47
February	8.90	February	4.30	February	5.06	February	9.82	February	12.71	February	14.76
March	9.33	March	4.66	March	5.90	March	9.40	March	14.49	March	18.29
April	9.64	April	4.48	April	6.00	April	9.61	April	15.87	April	20.76
May	7.46	May	5.53	May	5.46	May	8.54	May	19.41	May	23.71
June	6.99	June	4.82	June	5.72	June	8.50	June	16.70
July	4.81	July	4.60	July	5.05	July	9.81	July	16.68
August	4.88	August	4.86	August	5.35	August	13.77	August	17.92
September	4.13	September	4.56	September	6.18	September	14.74	September	15.56
October	4.00	October	4.62	October	6.71	October	12.71	October	16.60
November	4.41	November	4.21	November	8.58	November	11.85	November	14.28
December	4.17	December	5.13	December	8.29	December	11.35	December	13.04

Accelerated Return Notes	TS-13

GLOBALSANTAFE CORP

GlobalSantaFe Corporation is an offshore oil and gas drilling contractor, owning or operating a fleet of 59 marine drilling rigs. As of December 31, 2006, its fleet included 43 cantilevered jackup rigs, 11 semisubmersible rigs, three drillships, and two additional semisubmersible rigs we operate for third parties under a joint venture agreement

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	28.37	January	21.73	January	27.30	January	35.36	January	61.05	January	58.01
February	27.65	February	22.25	February	29.50	February	37.50	February	55.34	February	57.63
March	32.70	March	20.65	March	27.77	March	37.04	March	60.75	March	61.68
April	35.09	April	21.16	April	26.37	April	33.60	April	61.21	April	63.93
May	33.75	May	24.88	May	25.13	May	36.64	May	60.13	May	68.30
June	27.35	June	23.34	June	26.50	June	40.80	June	57.75
July	22.54	July	22.25	July	27.40	July	44.99	July	54.93
August	22.00	August	24.80	August	27.88	August	46.88	August	49.22
September	22.35	September	23.95	September	30.65	September	45.62	September	49.99
October	23.90	October	22.51	October	29.50	October	44.55	October	51.9
November	25.62	November	21.50	November	31.40	November	45.36	November	60.00
December	24.32	December	24.83	December	33.11	December	48.15	December	58.78

HALLIBURTON CO

Halliburton Company provides a variety of services, products, maintenance, engineering, and construction to energy, industrial, and governmental customers. Halliburton’s six business segments are: Production Optimization, Fluid Systems, Drilling and Formation Evaluation, Digital and Consulting Solutions, Energy and Chemicals, and Government and Infrastructure.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	6.88	January	9.38	January	15.08	January	20.57	January	39.78	January	29.54
February	8.23	February	10.13	February	15.98	February	21.99	February	34.00	February	30.88
March	8.54	March	10.37	March	15.20	March	21.63	March	36.51	March	31.74
April	8.50	April	10.71	April	14.90	April	20.80	April	39.08	April	31.77
May	9.28	May	11.94	May	14.52	May	21.37	May	37.30	May	35.95
June	7.97	June	11.50	June	15.13	June	23.91	June	37.11
July	6.60	July	11.09	July	15.88	July	28.03	July	33.36
August	7.60	August	12.09	August	14.59	August	30.99	August	32.62
September	6.46	September	12.13	September	16.85	September	34.26	September	28.45
October	8.09	October	11.94	October	18.52	October	29.55	October	32.35
November	10.50	November	11.68	November	20.68	November	31.83	November	33.74
December	9.36	December	13.00	December	19.62	December	30.98	December	31.05

Accelerated Return Notes	TS-14

NABORS INDUSTRIES LTD

Nabors is a land drilling contractor in the world with approximately 615 land drilling rigs. Nabors conduct oil, gas and geothermal land drilling operations in the U.S. Lower 48 states, Alaska, Canada, South and Central America, the Middle East, the Far East and Africa. It also operates as a land well-servicing and workover contractor in the United States and Canada.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	15.66	January	18.43	January	22.00	January	25.20	January	37.88	January	30.28
February	17.74	February	19.83	February	23.68	February	28.70	February	40.63	February	29.96
March	21.13	March	19.94	March	22.88	March	29.57	March	32.98	March	29.67
April	22.78	April	19.60	April	22.18	April	26.94	April	35.79	April	32.12
May	21.95	May	22.54	May	20.70	May	27.56	May	37.33	May	34.94
June	17.65	June	19.77	June	22.61	June	30.31	June	35.91
July	15.26	July	17.90	July	23.25	July	32.73	July	33.79
August	16.51	August	20.08	August	22.05	August	33.50	August	35.32
September	16.38	September	18.63	September	23.68	September	35.92	September	32.88
October	17.49	October	18.90	October	24.56	October	34.32	October	29.75
November	17.70	November	18.56	November	26.00	November	35.01	November	30.88
December	17.64	December	20.75	December	25.65	December	25.20	December	33.76

NATIONAL OILWELL VARCO INC

National Oilwell Varco, Inc. is a provider of equipment and components used in oil and gas drilling and production operations, oilfield services, and supply chain integration services to the upstream oil and gas industry. It conducts operations in over 600 locations across six continents.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	19.05	January	20.43	January	25.71	January	36.88	January	76.07	January	60.64
February	20.91	February	22.50	February	29.71	February	45.34	February	60.88	February	69.64
March	25.33	March	22.39	March	28.28	March	46.70	March	64.12	March	77.79
April	26.57	April	20.99	April	27.92	April	39.74	April	68.97	April	84.85
May	25.54	May	24.32	May	27.68	May	45.00	May	66.06	May	94.45
June	21.05	June	22.00	June	31.49	June	47.54	June	63.32
July	17.28	July	18.40	July	33.45	July	52.35	July	67.04
August	18.92	August	19.58	August	29.90	August	64.21	August	65.30
September	19.38	September	18.14	September	32.86	September	65.80	September	58.55
October	20.85	October	19.07	October	33.71	October	62.47	October	60.40
November	21.75	November	19.24	November	36.20	November	60.62	November	66.51
December	21.84	December	22.36	December	35.29	December	62.70	December	61.18

Accelerated Return Notes	TS-15

NOBLE CORPORATION

Noble Corporation is a provider of diversified services for the oil and gas industry. Noble performs contract drilling services with its fleet of 63 offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 44 jackups and three submersibles.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	31.97	January	34.28	January	37.10	January	53.35	January	80.44	January	74.95
February	35.23	February	36.30	February	40.60	February	57.07	February	73.91	February	70.22
March	41.39	March	31.42	March	38.42	March	56.21	March	81.10	March	78.68
April	43.35	April	30.95	April	37.16	April	50.90	April	78.94	April	84.21
May	42.82	May	35.66	May	34.46	May	56.62	May	69.53	May	92.39
June	38.60	June	34.30	June	37.89	June	61.51	June	74.42
July	32.40	July	32.87	July	38.72	July	67.18	July	71.75
August	31.07	August	36.18	August	40.22	August	71.30	August	65.39
September	31.00	September	33.99	September	44.95	September	68.46	September	64.18
October	32.32	October	34.33	October	45.68	October	64.38	October	70.10
November	33.95	November	34.58	November	48.45	November	72.07	November	77.25
December	35.15	December	35.78	December	49.74	December	70.54	December	76.15

ROWAN COMPANIES, INC

Rowan Companies, Inc. is a provider of international and domestic contract drilling services. Rowan also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. Rowan provides contract drilling services utilizing a fleet of 21 self-elevating mobile offshore drilling platforms and 26 land drilling rigs.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	18.03	January	20.63	January	22.88	January	28.16	January	44.83	January	32.89
February	18.65	February	19.63	February	23.50	February	31.68	February	40.25	February	30.63
March	23.04	March	19.66	March	21.09	March	29.93	March	43.96	March	32.47
April	25.38	April	20.50	April	22.30	April	26.53	April	44.33	April	36.64
May	25.70	May	23.94	May	21.98	May	27.50	May	39.82	May	39.48
June	21.45	June	22.40	June	24.33	June	29.71	June	35.59
July	19.57	July	21.95	July	24.42	July	34.16	July	33.87
August	20.58	August	25.04	August	24.32	August	37.20	August	34.20
September	18.64	September	24.58	September	26.40	September	35.49	September	31.63
October	20.39	October	23.95	October	25.53	October	32.99	October	33.38
November	21.30	November	21.17	November	25.90	November	35.88	November	36.02
December	22.70	December	23.17	December	25.90	December	35.64	December	33.20

Accelerated Return Notes	TS-16

SCHLUMBERGER LIMITED

Schlumberger is an oilfield services company, supplying technology, project management and information solutions that optimize performance in the oil and gas industry. As of December 31, 2006, Schlumberger employed approximately 70,000 people of over 140 nationalities operating in approximately 80 countries.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	28.20	January	18.85	January	30.59	January	34.02	January	63.73	January	63.49
February	29.11	February	20.81	February	32.25	February	37.73	February	57.50	February	62.80
March	29.41	March	19.01	March	31.93	March	35.24	March	63.29	March	69.10
April	27.38	April	20.97	April	29.27	April	34.21	April	69.14	April	73.83
May	25.82	May	24.31	May	28.59	May	34.19	May	65.57	May	77.87
June	23.25	June	23.79	June	31.76	June	37.97	June	65.11
July	21.46	July	22.54	July	32.16	July	41.87	July	66.85
August	21.61	August	24.76	August	30.90	August	43.12	August	61.30
September	19.23	September	24.20	September	33.66	September	42.19	September	62.03
October	20.06	October	23.49	October	31.47	October	45.39	October	63.08
November	22.13	November	23.46	November	32.82	November	47.87	November	68.48
December	21.05	December	27.36	December	33.48	December	48.58	December	63.16

SMITH INTERNATIONAL INC

Smith International, Inc. is a global provider of premium products and services to the oil and gas exploration and production industry. It provides a comprehensive line of technologically-advanced products and engineering services, including drilling and completion fluid systems, solids-control and separation equipment, waste-management services, oilfield production chemicals, three-cone and diamond drill bits, turbine products, tubulars, fishing services, drilling tools, underreamers, casing exit and multilateral systems, packers and liner hangers.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	13.76	January	15.92	January	24.23	January	29.60	January	45.00	January	39.68
February	16.16	February	17.43	February	25.34	February	32.13	February	38.73	February	41.00
March	16.94	March	17.62	March	26.76	March	31.37	March	38.96	March	48.05
April	17.51	April	17.78	April	27.38	April	29.09	April	42.23	April	52.44
May	18.35	May	20.45	May	24.97	May	29.38	May	40.96	May	55.51
June	17.05	June	18.37	June	27.88	June	31.85	June	44.47
July	15.80	July	17.92	July	29.14	July	33.97	July	44.57
August	16.23	August	19.55	August	28.49	August	34.74	August	41.97
September	14.66	September	17.99	September	30.37	September	33.31	September	38.80
October	15.63	October	18.62	October	29.04	October	32.40	October	39.48
November	17.00	November	18.77	November	30.29	November	37.79	November	42.36
December	16.31	December	20.76	December	27.21	December	37.11	December	41.07

Accelerated Return Notes	TS-17

TIDEWATER INC

Tidewater Inc., a Delaware corporation, provides offshore supply vessels and marine support services to the offshore energy industry through the operation of the world’s largest fleet of offshore marine service vessels. The company operates in most of the world’s significant oil and gas exploration and production markets and provides services supporting all phases of offshore exploration, development and production, including: towing of and anchor handling of mobile drilling rigs and equipment; transporting supplies and personnel necessary to sustain drilling, workover and production activities; assisting in offshore construction activities; and a variety of specialized services including pipe laying, cable laying and 3-D seismic work.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	34.25	January	29.10	January	32.05	January	38.76	January	58.42	January	51.57
February	38.98	February	30.62	February	33.23	February	41.27	February	52.25	February	51.97
March	42.35	March	28.72	March	28.13	March	38.86	March	55.23	March	58.58
April	43.50	April	26.90	April	28.21	April	34.47	April	58.24	April	63.21
May	40.75	May	33.02	May	27.64	May	34.60	May	50.72	May	66.00
June	32.92	June	29.37	June	29.80	June	38.12	June	49.20
July	26.92	July	26.70	July	30.35	July	40.37	July	47.71
August	28.50	August	28.72	August	29.18	August	44.54	August	47.61
September	26.99	September	28.30	September	32.55	September	48.67	September	44.19
October	28.17	October	27.41	October	30.93	October	45.96	October	49.73
November	30.93	November	27.61	November	33.93	November	45.20	November	55.33
December	31.10	December	29.88	December	35.61	December	44.46	December	48.36

TRANSOCEAN INC

Transocean Inc. is an international provider of offshore contract drilling services for oil and gas wells. As of February 2, 2007, Transocean owned, had partial ownership interests in or operated 82 mobile offshore drilling units. As of this date, its fleet included 33 High-Specification semisubmersibles and drillships, 20 Other Floaters, 25 Jackups and four Other Rigs.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	30.64	January	22.77	January	26.94	January	44.00	January	81.15	January	77.37
February	28.01	February	22.70	February	29.48	February	48.48	February	74.18	February	76.68
March	33.23	March	20.45	March	27.89	March	51.46	March	80.30	March	81.70
April	35.50	April	19.05	April	27.77	April	46.37	April	81.07	April	86.20
May	38.17	May	23.37	May	26.73	May	49.81	May	81.37	May	98.24
June	31.15	June	21.97	June	28.94	June	53.97	June	80.32
July	25.50	July	19.57	July	28.40	July	56.43	July	77.23
August	24.50	August	21.12	August	30.70	August	59.04	August	66.75
September	20.80	September	20.00	September	35.78	September	61.31	September	73.23
October	21.98	October	19.19	October	35.25	October	57.49	October	72.54
November	24.30	November	19.38	November	40.27	November	63.84	November	77.95
December	23.20	December	24.01	December	42.39	December	69.69	December	80.89

Accelerated Return Notes	TS-18

WEATHERFORD INTERNATIONAL LTD

Weatherford International Ltd. is a provider of equipment and services used for the drilling, evaluation, completion, production and intervention of oil and natural gas wells. Weatherford operates in approximately 100 countries through approximately 800 service, sales and manufacturing locations, which are located in nearly all of the oil and natural gas producing regions in the world.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	19.25	January	18.58	January	20.16	January	27.14	January	44.78	January	40.38
February	23.05	February	20.02	February	22.40	February	29.81	February	43.12	February	40.15
March	23.82	March	18.89	March	21.02	March	28.97	March	45.75	March	45.10
April	24.94	April	20.12	April	21.74	April	26.08	April	52.93	April	52.49
May	25.18	May	22.68	May	20.76	May	26.29	May	52.04	May	54.34
June	21.60	June	20.95	June	22.49	June	28.99	June	49.62
July	20.28	July	18.14	July	23.39	July	31.64	July	46.84
August	20.42	August	18.79	August	23.17	August	33.86	August	43.00
September	18.57	September	18.89	September	25.51	September	34.33	September	41.72
October	20.02	October	17.38	October	26.13	October	31.30	October	41.08
November	20.17	November	16.39	November	26.69	November	34.76	November	44.91
December	19.97	December	18.00	December	25.65	December	36.20	December	41.79

Accelerated Return Notes	TS-19